May 9, 2012

Dear Investors,

Management is focusing on delivering strong results in each of our three business areas and achieving the goals established for 2012, setting the foundation for leadership and growth in the cell therapy field.  The following will detail accomplishments and updated information in each of the three categories.

Cardiovascular Disease Product Pipeline

Six-month data from the European acute heart attack trial, APOLLO, was published in the peer-reviewed Journal of the American College of Cardiology during the first quarter. Manuscripts describing the long term (18-month) results for both the APOLLO and the PRECISE trials are in late stage review.  Peer-reviewed publications of the data are anticipated later this year.

Claims Expansion for No-Option Chronic Myocardial Ischemia (CMI)

Our application to expand Celution® system CE Mark claims to include no-option CMI patients is under active review. This subset of heart failure patients is refractory to interventional, surgical and medical management. CE Mark expansion would enable us to sell into hospitals and allow physicians to offer a Celution®-based procedure to this select group of patients, either through private pay or special budget allocations ahead of formal reimbursement. Additionally, the updated ADVANCE trial described below will have 35 centers trained with Celution® and able to treat patients, all of which represent potential accounts should we receive expanded claims.

In the first quarter, we conducted multiple meetings with our governing regulatory authority and provided responses to requests for additional information. Many open items have now been resolved. There are three key open items remaining, including the details of a proposed post market patient registry, a request for additional supportive data to further assess the risk/benefit ratio of cell therapy in this patient population, and agreement on specific indications for use and claims. Our response to these remaining items will be submitted shortly, followed by a meeting in the upcoming weeks.  Due to the complexity of the evaluation process, requests for additional information and the landmark importance of this first-in-class approval, we now anticipate the decision coming in the second half of the year. We are confident in our ability to supply our Notified Body with the requisite information to address the remaining open items.

ATHENA Trial

The U.S. ATHENA trial for refractory heart failure (including chronic myocardial ischemia patients) is ahead of schedule. We received FDA approval in January to begin the 45 patient, double blind, placebo-controlled trial. Five trial centers have been selected, including Texas Heart Institute and the Minneapolis Heart Institute. All sites were chosen based upon their experience in cell-based trials, academic and clinical leadership in interventional cardiology and their practice demographics, which includes their ability to rapidly recruit target patients. Patient enrollment will begin this quarter and is anticipated to be completed by mid-2013.

ADVANCE Trial

The pan-European ADVANCE pivotal trial for acute myocardial infarction is being amended. Thus far, complex and evolving tissue and cell therapy guidelines across Europe and within individual countries have negatively impacted our ability to bring new trial sites online. In recognition of the trends, we are revising the trial protocol to uniformly conform to each country’s regulations, which primarily comprise implementing good manufacturing practices unique to each G5 nation, and to incorporate the latest knowledge from recent cell therapy trial outcomes.

Our changes are geared to meet current regulatory standards, improve the trial design and to expand the utility of the trial toward reimbursement. Other refinements include: longer-term analysis of cost-effectiveness data, modification of inclusion and exclusion criteria to accelerate enrollment and moving to a single dose vs. standard-of-care control design. The primary endpoint in the trial remains the reduction in infarct size as measured by MRI at six-months.

The updated protocol will be ready to submit to competent country authorities by June. Enrollment should resume in earnest as early as September 2012. We will provide an updated enrollment timeline at our next quarterly management update in August.

Commercial Business

We commercialize several product lines into the soft tissue market across Europe, Asia-Pacific and the U.S. They include devices for soft tissue defect repair and aesthetics, cell and tissue storage solutions, and systems for cell-based translational research. Simultaneously, we are directing specific activities toward market access and reimbursement for breast reconstruction.

The 12-month data from RESTORE 2, the European multi-center breast reconstruction trial, was published in the peer-reviewed European Journal of Surgical Oncology during the quarter. This publication, together with the inclusion of the RESTORE procedure in the recently issued guidelines by the British Association of Plastic, Reconstructive and Aesthetic Surgeons, are two critical inputs in the application for a recommendation from the Medical Technology Advisory Committee (MTAC) of the UK's National Institute for Health and Clinical Excellence (NICE). Our MTAC application was recently submitted. Applicants are typically notified if they have been selected for full review within two to three months.  If chosen to be included in the program, additional information will be required and a thorough evaluation will be conducted during a period of approximately ten months.  We would then anticipate publication of their decision in the form of a guidance document during the first half of 2013.

Recommendation by NICE is primarily based on the technology’s potential to provide significant benefit to patients or the UK National Healthcare System. If recommended, this designation could have considerable influence over the adoption and utilization of Cytori technology for breast cancer reconstruction both in the UK and potentially more broadly in Europe.

Based on first quarter sales and our sales funnel, we reaffirm our $9 million product revenue target for 2012. First quarter product sales were $1.5 million compared to $1.4 million in the first quarter of 2011, an increase of 9%. As stated in the 2011 year-end release, 2012 sales are expected to be weighted toward the second half of the year. Our strategy to drive hospital-based selling and consumable utilization is working. Celution® consumable sales were the highest in the past five quarters and second highest in company history. In addition, we achieved record Puregraft® sales.

Operational and Financial Performance

For the quarter, Cytori achieved improvement in our operational efficiency and financial performance. Total operating expenses were reduced by 31% compared to the same period in 2011 ($9.0 million vs. $13.0 million). Correspondingly, operating cash burn was reduced by 27% with net cash used in operating activities of $7.7 million in the quarter compared to $10.6 million in the first quarter of 2011. The improvement in total operating expenses and net cash used in operating activities is due in part to reduced sales and marketing costs and slightly lower clinical trial expenditures.

We are actively negotiating strategic partnerships to develop and commercialize Celution® cell therapy for specific indications and markets.  While a number of these transactions are progressing, management is particularly focused on closing one of the two most advanced opportunities, which we believe can be completed in the near term.

The company ended the first quarter with $34.4 million in cash and cash equivalents plus $1.4 million in accounts receivable. Recently, we terminated the financing agreement with Seaside 88.  The Company raised approximately $18 million through that agreement.

Cytori now has 46 issued patents with more than 75 additional applications under review.  Our intellectual property position was strengthened during the quarter with the receipt of two U.S. patents including a composition patent for ADRC-enriched fat grafting for soft tissue applications, and a device-based patent for using cells to accelerate the healing of wounds.  We anticipate our IP portfolio of issued patents worldwide will grow by at least 15% during the year.

Summary

Significant clinical, regulatory, commercial and corporate accomplishments set the stage for a milestone-rich year. The key value drivers for 2012 that we have achieved or expect to achieve include the following:

2012 Milestones	Completed
Execute strategic partnership
Approval to initiate ATHENA	✓
Begin enrollment in ATHENA
No‐option chronic myocardial ischemia CE Mark expansion
Puregraft® 850 FDA clearance and CE Mark	✓
Publish RESTORE 2 12-month results	✓
UK breast reconstruction medical technology assessment application	✓
Publish APOLLO primary endpoints (6-months)	✓
Publish APOLLO long term (18-month) outcomes
Publish PRECISE primary endpoints (6-months)
Publish PRECISE long term (18-month) outcomes
$9 million in product revenue

Sincerely,

Christopher J. Calhoun

*ADRCs, or adipose-derived regenerative cells, are the output of the Celution® system.

Cautionary Statement Regarding Forward-Looking Statement

This shareholder letter includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements, including, but not limited to, those regarding our ability to achieve our revenue growth targets, obtain European no-option chronic myocardial ischemia claims, obtain recommendation from the UK National Institute for Health for breast reconstruction, optimize and resume enrollment in the ADVANCE trial, obtain additional publications for APOLLO and PRECISE trials, begin enrollment in the ATHENA trial, and complete a strategic corporate partnership, are all subject to risks and uncertainties that could cause our actual results and financial position to differ materially. Some of these risks and uncertainties include, but are not limited to, risks related to our history of operating losses, the need for further financing and our ability to access the necessary additional capital for our business, inherent risk and uncertainty in the protection of intellectual property rights, regulatory uncertainties regarding the collection and results of clinical data, our ability to obtain sufficient data to support reimbursement, uncertainties relating to the success of our sales and marketing programs, changing and unpredictable regulatory environment, dependence on third party performance and the risk of natural disasters and other occurrences that may disrupt the normal business cycles in areas of our global operations, as well as other risks and uncertainties described under "Risk Factors" in Cytori's Securities and Exchange Commission Filings on Forms 10-K and 10-Q. We assume no responsibility to update or revise any forward-looking statements to reflect events, trends or circumstances after the date they are made.